As filed with the U.S. Securities and Exchange Commission
under the Securities Act of 1933, as amended, on February 3, 2025.

Registration No. 333-282885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Archimedes Tech SPAC Partners II Co.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Long Long
Chief Executive Officer
Archimedes Tech SPAC Partners II Co.

2093 Philadelphia Pike #1968

Claymont, DE 19703

(725) 312-2430
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000	Joel L. Rubinstein Daniel E. Nussen White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Archimedes Tech SPAC Partners II Co. is filing this Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333- 282885) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

Information not required in prospectus

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$275,000
Accounting fees and expenses	100,000
SEC/FINRA expenses	70,000
Nasdaq listing and filing fees	80,000
Printing and engraving expenses	30,000
Miscellaneous expenses	245,000
Total offering expenses	$800,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We will enter into indemnity agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. Our amended and restated memorandum and articles of association also will permit us to purchase and maintain insurance on behalf of any officer or director who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the amended and restated memorandum and articles of association. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On June 7, 2024, Archimedes Tech SPAC Sponsors II LLC, our sponsor, paid certain offering costs totaling $25,000, or approximately $0.004 per share, in exchange for an aggregate of 5,750,000 founder shares, par value $0.0001 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the issued and outstanding ordinary shares upon completion of this offering (not including the private units and assuming the sponsor does not purchase any units in this offering). Such securities were issued in connection with our incorporation pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our sponsor and BTIG have committed to purchase from us an aggregate of 765,000 private units (or 840,000 private units if the underwriters’ option to purchase additional units is exercised in full) at a price of $10.00 per unit ($7,650,000 in the aggregate, or $8,400,000 in the aggregate if the underwriters’ option to purchase additional units is exercised in full). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. The following exhibits are being filed herewith:

Exhibit	Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
3.2*	Form of Amended and Restated Memorandum and Articles of Association
4.1**	Specimen Unit Certificate
4.2**	Specimen Ordinary Share Certificate
4.3**	Specimen Warrant Certificate (included in Exhibit 4.4)
4.4**	Form of Warrant Agreement between Odyssey Transfer and Trust Company and the Registrant
5.1**	Opinion of Walkers (Cayman) LLP
5.2**	Opinion of Loeb & Loeb LLP
10.1**	Promissory Note, dated June 7, 2024 and as amended as of September 30, 2024 and December 31, 2024, issued to Archimedes Tech SPAC Sponsors II LLC
10.2**	Amended and Restated Securities Subscription Agreement, dated June 25, 2024, between the Registrant and Archimedes Tech SPAC Sponsors II LLC
10.3**	Form of Letter Agreement among the Registrant, its directors and officers, and Archimedes Tech SPAC Sponsors II LLC
10.4**	Form of Investment Management Trust Agreement between Odyssey Transfer and Trust Company and the Registrant
10.5**	Form of Registration Rights Agreement between the Registrant and certain security holders
10.6**	Form of Private Units Purchase Agreement between the Registrant and Archimedes Tech SPAC Sponsors II LLC
10.7**	Form of Indemnity Agreement
10.8**	Form of Administrative Services Agreement by and between the Registrant and an affiliate of the Registrant
14**	Form of Code of Conduct
23.1**	Consent of Withum Smith + Brown, PC
23.2**	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
99.1**	Consent of Eric R. Ball to be named as director nominee
99.2**	Consent of Stephen N. Cannon to be named as director nominee
99.3**	Consent of Jack Crawford to be named as director nominee
99.4**	Consent of Vishwesh Pai to be named as director nominee
99.5**	Form of Audit Committee Charter
99.6**	Form of Compensation Committee Charter
99.7**	Form of Nominating and Corporate Governance Committee Charter
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

ITEM 17.  UNDERTAKINGS.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claymont, State of Delaware, on the 3rd day of February, 2025.

Archimedes Tech SPAC Partners II Co.

By:	/s/ Long Long
Name:	Long Long
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Long Long	Chief Executive Officer, Chief Financial Officer and Director	February 3, 2025
Long Long	(principal executive officer and principal financial and accounting officer)

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